Exhibit 99.1
November 15, 2021
Re: Tender offer by a third party for Pacific Oak Strategic Opportunity REIT, Inc. shares
Dear Stockholder:
You may soon receive, or may already have received, correspondence from Comrit Investments 1, Limited Partnership (the “Bidder”) and/or its affiliates relating to a tender offer by the Bidder to purchase your shares (“Shares”) of Pacific Oak Strategic Opportunity REIT, Inc. (the “REIT”). The Bidder has informed us that its offer price will be $6.91 per share (the “Offer Price”). We believe the Offer Price is substantially below the value of the Shares and recommend against selling your Shares at that price.
To decline the Bidder’s tender offer, simply ignore it. You do not need to respond to anything.
In arriving at our recommendation against selling your Shares to the Bidder, we considered the following:
Estimated Value of Shares
•On December 4, 2020, the REIT’s board of directors approved an estimated value per share (the “EVPS”) of the REIT’s common stock of $9.68 based on the estimated value of the REIT’s assets less the estimated value of the REIT’s liabilities, or net asset value, divided by the number of shares outstanding as of September 30, 2020, with the exception of the following adjustments: (i) an adjustment for the merger of Pacific Oak Strategic Opportunity REIT II, Inc. (“POSOR II”) with and into a subsidiary of the REIT on October 5, 2020 (the “Merger”) and related expenses incurred and (ii) the issuance of 28,973,906 shares of the REIT’s common stock in connection with the Merger. For a full description of the methodologies and assumptions used to value the REIT’s assets and liabilities in connection with the calculation of the estimated value per share, see the REIT’s Current Report on Form 8-K filed on December 9, 2020, which can be found in the “Investor Information” section of the REIT’s website, www.sorinvinfo.com.
•The value of the REIT’s shares will fluctuate over time in response to developments related to individual assets in the REIT’s portfolio and the management of those assets and in response to the real estate and finance markets. As such, the most recent EVPS does not take into account developments in the REIT’s portfolio since December 4, 2020. The REIT is currently in the process of calculating an updated EVPS to be presented to the REIT’s board of directors for approval in December of 2021, and while the final EVPS has not yet been determined, the REIT’s management has no reason to believe it will be lower than the December 4, 2020 EVPS of $9.68 per share. Tendering stockholders whose shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the REIT with respect to such shares and will lose the right to receive any future distributions or dividends that we may declare and pay.
•The REIT recently disclosed that preliminary drafts of appraisals were received by the REIT as part of the preparation of the REIT’s updated EVPS and that, according to these preliminary drafts, there is an indication of an increase in value in the REIT’s properties that might lead to an increase in the REIT’s equity value in a range between 5% to 10%, compared to the REIT’s last estimation. These draft appraisals are preliminary, not final and may change; consequently, the increase in value of the REIT’s properties, and the implied increase in EVPS, may be materially different. In addition, the preliminary appraisal estimates ignore the REIT’s financial results for the third quarter of 2021 and the impact of other potential valuation changes, including the valuation of the REIT’s financings.
Liquidity Situation
•For the first and second quarters of 2021, we had unfulfilled requests to redeem 12,719,485 and 13,985,864 Shares, respectively, or 99.312% and 99.572%, respectively, of the Shares submitted for redemption, due to share redemption program (the “SRP”) funding limitations.  In August 2021, the REIT’s board of directors authorized $30 million in additional funding for the SRP. For the third quarter of 2021, we had unfulfilled requests to redeem 13,913,664 Shares, or 81.984%, of the Shares submitted for redemption, due to SRP funding limitations.
•On October 26, 2021, the board of directors approved the temporary suspension of processing redemptions under the SRP. The temporary suspension will be in effect for October and November 2021 redemptions and will resume at the end of December 2021. This will impact redemption requests made in connection with a stockholder’s death, “qualifying disability or “determination of incompetence,” but has no impact on ordinary redemption requests, which are typically made only at quarter end.
•If future redemption requests exceed the amount of funding available under the SRP and any additional funding made available under one or more self-tender offers, the number of unfulfilled redemption or repurchase requests will increase over time. As of the date of this letter, we had an aggregate $4.2 million available under the SRP for redemptions in 2021, $1.0 of which is reserved exclusively for shares being redeemed in connection with a stockholder’s death, “qualifying disability or “determination of incompetence.”
•However, we continue to monitor the number of redemption requests and funding levels for the SRP. As we did in prior instances when our board of directors authorized additional funds for the redemption of shares, we will continue to consider the liquidity available to stockholders going forward, balanced with other long-term interests of the stockholders and the REIT. We are continuing to evaluate possible strategic alternatives to provide additional liquidity to stockholders, including but not limited to negotiating or procuring the sale of certain properties in the REIT’s portfolio, the potential conversion of the REIT to an “NAV REIT” with increased capacity to repurchase shares through its SRP, and other strategies.
•In particular, in the past 12 months the REIT closed on assets sales resulting in approximately $95 million in net proceeds. From these proceeds, the REIT’s board of directors authorized $30 million in funding for the SRP in August of 2021. The REIT intends to continue to use the net proceeds from such sales to provide liquidity for stockholders who desire it, new opportunistic investments, capital projects and the reduction of existing obligations, as well as other general corporate purposes.
•We believe that the Bidder’s offer is meant to take advantage of the illiquidity of our Shares by buying your Shares at a price significantly below their fair value in order to make a significant profit.
Please be aware that the Bidder is in no way affiliated with the REIT, our external advisor, Pacific Oak Capital Advisors, LLC, or our dealer manager, Pacific Oak Capital Markets Group, LLC.
We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.
In order to avoid the costs of additional mailings, we may post our response to future mini-tender offers at www.sorinvinfo.com. If you have any questions related to the tender offer, please contact Pacific Oak Capital Markets Group, LLC at 1-866-722-6257.

We thank you for your investment in the REIT.
Sincerely,

Peter McMillan III
President and Chairman of the Board

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The REIT intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the REIT and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The REIT makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The REIT can provide no assurances as to its ability to redeem shares under its share redemption program or repurchase shares pursuant to self-tender offers or the future values of the Shares. The REIT’s board of directors can amend, suspend or terminate the share redemption program at any time upon 10 business days’ notice. The valuation methodology for the REIT’s real estate properties assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the valuation estimates used in calculating the estimated value per share are best estimates as of December 4, 2020, the REIT can give no assurance in this regard. These statements also depend on factors such as: future economic, competitive and market conditions; the REIT’s ability to maintain occupancy levels and rental rates at its real estate properties; the REIT’s ability to provide additional liquidity to stockholders; and other risks identified in Part I, Item IA of the REIT’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent periodic reports, as filed with the SEC. Actual events may cause the value and returns on the REIT’s investments to be less than that used for purposes of the REIT’s estimated value per share.